Exhibit 4.1

HOKU CORPORATION

WARRANT FOR THE PURCHASE OF SHARES OF
COMMON STOCK OF HOKU CORPORATION

No. [__]	Warrant to Purchase
1,196,581 Shares

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

FOR VALUE RECEIVED, HOKU CORPORATION, a Delaware corporation (the “Company”), hereby certifies that WEALTHY RISE INTERNATIONAL, LTD., its successor or permitted assigns (the “Holder”), is entitled, subject to the provisions of this Warrant, to purchase from the Company, at the times specified herein, up to an aggregate of 1,196,581 fully paid and non-assessable shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), at a purchase price per share of Common Stock equal to the Exercise Price (as hereinafter defined).  The number of shares of Common Stock to be received upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth, and all references to “Common Stock”, “Warrant Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

1.           Definitions.  (a)  The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated to close.

“Change of Control” means (i) any merger, consolidation, or other statutory business combination involving the Company or any of its subsidiaries other than (A) a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue (together with their affiliates) to hold a majority of the capital stock of the Company or the surviving entity after giving effect to such merger or consolidation, and (B) any merger or similar transaction effected solely to change the domicile of the Company or any of its subsidiaries; (ii) any acquisition by any person or group (including, without limitation, any “person” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) as a result of which such person (or any group of which such person is a member) or group becomes a beneficial owner (defined below) of 50% or more of the issued and outstanding shares of capital stock of the Company or any of its subsidiaries in any single transaction or a series of related transactions; or (iii) any sale, exchange, transfer, or other disposition of all or substantially all of the assets of the Company in any single transaction or a series of related transactions.

“Current Market Price Per Common Share” as of any date means the average of the Daily Prices per share of Common Stock for the ten consecutive trading days immediately prior to such date.

“Daily Price” means (i) if the shares of Common Stock then are listed and traded on The NASDAQ Stock Market, LLC (“NASDAQ”), the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of Common Stock on NASDAQ on such date, (ii) if the shares of Common Stock then are not listed and traded on NASDAQ, the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of Common Stock on such date by the principal national securities exchange on which the shares are listed and traded or (iii) if the shares of Common Stock then are not listed and traded on any such securities exchange, the last quoted bid price on such date for the shares of Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization.  If on any determination date the shares of Common Stock are not quoted by any such organization or such bid price is not available, the Current Market Price Per Common Share shall be the fair market value of the shares of Common Stock on such date as determined by a nationally recognized independent investment banking firm retained mutually agreed upon by the Company and the Holder.

“Ex-Dividend Date” means, with respect to any issuance or distribution, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

“Exercise Price” means $2.75 per Warrant Share, as adjusted from time to time as provided herein.

“Expiration Date” means the date that is five (5) years from the Original Issuance Date earlier of (a) June 24, 2016 at 5:00 p.m., New York City time, or if such day is not a Business Day, then on the next succeeding day that shall be a Business Day and (b) the date immediately prior to a Change of Control.

“Fair Market Value” of Common Stock or any other security or property means the fair market value thereof as determined in good faith by the Board, which determination must be set forth in a written resolution of the Board, in accordance with the following rules: (i) for Common Stock or other security traded or quoted on a securities exchange, the Fair Market Value will be the average of the closing prices of such security on such securities exchange over a ten (10) consecutive trading day period, ending on the trading day immediately prior to the date of determination; (ii) for any security that is not so traded or quoted, the Fair Market Value shall be determined: (x) mutually by the Board and the Holder, or (y) by a nationally recognized investment bank, appraisal or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board and the Holder; and (iii) for any other property, the Fair Market Value shall be determined by the Board in good faith assuming a willing buyer and a willing seller in an arms’-length transaction; provided that if the Holder objects to a determination of the Board made pursuant to this clause (iii), the Fair Market Value of such property shall be as determined by nationally recognized investment bank, appraisal or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board and the Holder.

“Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the NASDAQ or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock , and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Original Issuance Date” shall mean June 24, 2011.

“Person” or “Persons” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) NASDAQ or, if the Common Stock is not listed on NASDAQ, the principal national securities exchange on which the Common Stock is listed, is open for trading or, if the Common Stock is not so listed, admitted for trading or quoted, Business Day.  A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Warrant” means this Warrant.

“Warrant Shares” means the shares of Common Stock deliverable upon exercise of this Warrant, as adjusted from time to time.

2.           Exercise of Warrant; Term.

(a)           Subject to Section 2(e), the Holder is entitled to exercise the right to purchase the Warrant Shares represented by this Warrant, in whole or in part, but not for less than 100,000 Warrant Shares (or such lesser number of Warrant Shares which may then constitute the maximum number purchasable pursuant to this Warrant), such number being subject to adjustment as provided in Section 10, at any time or from time to time after the Original Issuance Date, until the Expiration Date.  To exercise this Warrant, the Holder shall deliver to the Company (i) an executed Warrant Exercise Notice substantially in the form annexed hereto as Exhibit A and (ii) this Warrant.  The date of delivery of items (i) and (ii) shall be the “Exercise Delivery Date”.  The number of Warrant Shares issuable to the Holder upon such exercise shall be determined in accordance with Section 2(d).  Subject to Section 2(e), upon the earlier of (i) the date that is 31 days after the Exercise Delivery Date and (ii) the date on which the Company waives its rights under Section 2(e), if ever (the “Exercise Date”), the Holder shall be deemed to be the holder of record of the Warrant Shares subject to such exercise and shall have all of the rights associated with such Warrant Shares to which the Holder is entitled pursuant to this Warrant, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder.

(b)           If the Holder exercises this Warrant in part, this Warrant shall be surrendered by the Holder to the Company and a new warrant of the same tenor and for the unexercised number of warrant shares shall be executed by the Company within a reasonable time, and in any event not exceeding three Business Days after the Exercise Date.  The Company shall register the new warrant in the name of the Holder or in such name or names of its transferee pursuant to Section 6 as may be directed in writing by the Holder, and deliver the new warrant to the Person or Persons entitled to receive the same.

(c)           Subject to Section 2(e), upon surrender of this Warrant and delivery of the Warrant Exercise Notice in conformity with the foregoing provisions, following the Exercise Date the Company shall transfer to the Holder appropriate evidence of ownership of any Warrant Shares and/or other securities or property (including any money) to which the Holder is entitled, registered or otherwise placed in, or payable to the order of, the Holder or such name or names of its transferee pursuant to Section 6 as may be directed in writing by the Holder, and shall deliver such evidence of ownership and any other securities or property (including any money) to the Person or Persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as provided in Section 5, within a reasonable time, not to exceed three Business Days after the Exercise Delivery Date.

(d)           On the Exercise Date, the number of Warrant Shares to be issued to the Holder upon exercise of the Warrant in accordance with Section 2(a) shall be computed using the following equation:

where:

X	=	the number of Warrant Shares issuable to the Holder upon exercise.

A	=	the Current Market Price Per Common Share (as of the Exercise Delivery Date).

B	=	the Exercise Price (as of the Exercise Delivery Date).

C	=
the number of Warrant Shares issuable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of the Warrant for which the Holder intends to exercise the Warrant as specified in the applicable Warrant Exercise Notice delivered to the Company on the Exercise Delivery Date.

If the foregoing calculation results in zero or a negative number, then no Warrant Shares shall be issued upon exercise pursuant to this Section 2(d).

(e)           Upon receipt of notice of exercise by Holder pursuant to Section 2(a), the Company will have the right to irrevocably elect (the “Repayment Election”) to pay to Holder within 30 days of the Exercise Delivery Date in cash an amount equal to the number of Warrant Shares for which the Holder intends to exercise the Warrant as specified in such Warrant Exercise Notice delivered to the Company on the Exercise Delivery Date multiplied by the difference between (i) the Current Market Price Per Common Share on the Exercise Delivery Date less (ii) the Exercise Price, which shall be in full satisfaction of this Warrant with respect to such number of Warrant Shares.  The Company shall provide written notice of its Repayment Election within ten Business Days of the Exercise Delivery Date.

3.           Restrictive Legend.  Certificates representing shares of Common Stock issued pursuant to this Warrant shall bear a legend substantially in the form of the legend set forth on the first page of this Warrant to the extent that and for so long as such legend is required pursuant to applicable securities laws.

4.           Reservation of Shares; Listing.  The Company hereby agrees at all times to keep reserved for issuance and delivery upon exercise of this Warrant such number of its authorized but unissued shares of Common Stock or other securities of the Company from time to time issuable upon exercise of this Warrant as will be sufficient to permit the exercise in full of this Warrant.  The Company hereby represents that all such shares shall be duly authorized and, when issued upon such exercise pursuant to the terms of this Warrant, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale (other than restrictions on transfer contemplated by Section 6 or those created by the Holder) and free and clear of all preemptive rights.  The Company will use its reasonable best efforts to ensure that the Common Stock may be issued without violation of any law or regulation applicable to the Company or of any requirement of any securities exchange applicable to the Company on which the shares of Common Stock are listed or traded.

5.           No Fractional Warrant Shares or Scrip.  No fractional Warrant Shares or scrip representing fractional Warrant Shares shall be issued upon the exercise of this Warrant.  In lieu of delivery of any such fractional Warrant Share upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the Current Market Price Per Common Share at the date of such exercise.

6.           Transfer or Assignment of Warrant.  Without the prior written consent of the Company, the Holder shall not be entitled to assign and transfer this Warrant or any rights hereunder, at any time in whole or from time to time in part to any Person or Persons.

7.           Charges, Taxes and Expenses.  Issuance of certificates for Warrant Shares (or other securities) to the Holder upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

8.           Exchange and Registry of Warrant.  The Company shall maintain a registry showing the name and address of the Holder as the registered holder of this Warrant, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.  This Warrant is exchangeable, upon the surrender hereof by the Holder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Warrant Shares.

9.           Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Company of evidence satisfactory to it (in the exercise of its reasonable discretion) of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon the receipt of a bond, indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and date and representing the right to purchase the same aggregate number of Warrant Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

10.           Anti-dilution Provisions.

(a)           Adjustment for Change in Capital Stock.

(i)           If the Company shall, at any time or from time to time, while this Warrant is outstanding, issue a dividend or make a distribution on its Common Stock payable in shares of its Common Stock to all holders of its Common Stock, then, at the opening of business on the Ex-Dividend Date for such dividend or distribution:

(1)           The Exercise Price will be adjusted by multiplying such Exercise Price by a fraction: (A) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding such Ex-Dividend Date; and (B) the denominator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such dividend or distribution, plus the total number of shares of Common Stock constituting such dividend or other distribution; and

(2)           The number of Warrant Shares will be adjusted by multiplying such number by a fraction:  (A) the numerator of which shall be the Exercise Price immediately prior to the adjustment pursuant to Section 10(a)(i)(1) and (B) the denominator of which shall be the Exercise Price immediately after such adjustment.

If any dividend or distribution of the type described in this Section 10(a)(i) is declared but not so paid or made, the Exercise Price and the number of Warrant Shares issuable shall again be adjusted to the Exercise Price and the number of Warrant Shares issuable, respectively, which would then be in effect if such dividend or distribution had not been declared.  Except as set forth in the preceding sentence, in no event shall the Exercise Price be increased or the number of Warrant Shares issuable be decreased pursuant to this Section 10(a)(i).

(ii)           If the Company shall, at any time or from time to time while this Warrant is outstanding, subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares of Common Stock, then the Exercise Price in effect at the opening of business on the day upon which such subdivision becomes effective shall be proportionately decreased, and conversely, if the Company shall, at any time or from time to time while this Warrant is outstanding, combine or reclassify its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Exercise Price in effect at the opening of business on the day upon which such combination or reclassification becomes effective shall be proportionately increased.  In each such case, effective immediately after the opening of business on the day upon which such subdivision, combination or reclassification becomes effective:

(1)           The Exercise Price shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such subdivision, combination or reclassification; and

(2)           The number of Warrant Shares will be adjusted by multiplying such number by a fraction:  (A) the numerator of which shall be the Exercise Price immediately prior to the adjustment pursuant to Section 10(a)(ii)(1) and (B) the denominator of which shall be the Exercise Price immediately after such adjustment.

(b)           Minimum Adjustment.  Notwithstanding the foregoing, the Exercise Price will not be reduced (and the corresponding increase to the number of Warrant Shares will not occur) if the amount of such reduction would be an amount less than $0.01, but any such amount will be carried forward and reduction with respect to the Exercise Price (and increase with respect to the number of Warrant Shares) will be made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to $0.01 or more.

(c)           Limitation on Adjustment; When No Adjustment Required.

(i)           No adjustment need be made for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase Common Stock or any such security except to the extent explicitly required herein.

(ii)           No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest.

(iii)           No adjustment need be made for a change in the par value or no par value of the Common Stock.

(iv)           To the extent this Warrant becomes exercisable pursuant to Section 10 into cash, no adjustment need be made thereafter as to the cash.  Interest will not accrue on the cash.

(d)           Rules of Calculation; Treasury Stock.  All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share.  Except as otherwise explicitly provided herein, the number of shares of Common Stock outstanding will be calculated on the basis of the number of issued and outstanding shares of Common Stock, not including shares held in the treasury of the Company.  The Company shall not pay any dividend on or make any distribution to shares of Common Stock held in treasury.

(e)           Waiver.  Notwithstanding the foregoing, the Exercise Price will not be reduced and number of Warrant Shares issuable will not be increased if the Company receives, prior to the effective time of the adjustment to the Exercise Price and number of Warrant Shares issuable, written notice from the Holder that no adjustment is to be made as the result of a particular issuance of Common Stock or other dividend or other distribution on shares of Common Stock.  This waiver will be limited in scope and will not be valid for any issuance of Common Stock or other dividend or other distribution on shares of Common Stock not specifically provided for in such notice.

(f)           Tax Adjustment.  Anything in this Section 10 notwithstanding, the Company shall be entitled to make such downward adjustments in the Exercise Price (and corresponding increases in the number of Warrant Shares issuable), in addition to those required by this Section 10, as the Board in its sole discretion shall determine to be advisable in order that any event treated for federal income tax purposes as a dividend or stock split will not be taxable to the holders of Common Stock.

(g)           Par Value.  Anything in this Section 10 notwithstanding, no adjustment to the Exercise Price shall reduce the Exercise Price below the then par value per share of Common Stock, and any such purported adjustment shall instead reduce the Exercise Price to such par value.

(h)           No Duplication.  If any action would require adjustment of the Exercise Price and the number of Warrant Shares pursuant to more than one of the provisions described in this Section 10 in a manner such that such adjustments are duplicative, only one adjustment shall be made.

(i)           Notice of Record Date.  In the event of:

(i)           any stock split or combination of the outstanding shares of Common Stock or any other reclassification or change to which Section 10(a)(ii) applies;

(ii)           any declaration or making of a dividend or other distribution to holders of Common Stock;

(iii)           the dissolution, liquidation or winding up of the Company; or

(iv)           any Change of Control;

then the Company shall file with its corporate records and mail to the holders of the Warrants at their last addresses as shown on the records of the Company, at least 10 days prior to the record date specified in clause (A) below or 10 days prior to the date specified in clause (B) or (C) below, a notice stating:

(A)           the record date of such stock split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such stock split, combination, dividend or other distribution are to be determined,

(B)           the date on which such reclassification, change, liquidation, dissolution, winding up is estimated to become effective or completed, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for the capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) deliverable upon such reclassification, change, liquidation, dissolution or winding up, or

(C)           the date on which Change of Control is estimated to be completed.

Disclosures made by the Company in any filings required to be made under the Exchange Act shall be deemed to satisfy the notice requirements set forth in this Section 10(i).

(j)           Certificate of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Exercise Price and the number of Warrant Shares pursuant to this Section 10, the Company at its expense shall as promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Warrants a certificate, signed by an officer of the Company, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records.  The Company shall, upon the reasonable written request of any holder of Warrants, furnish to such holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail, (ii) the Exercise Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the exercise of the Warrant.

11.           Buyout Right.  Notwithstanding anything herein to the contrary, the Company shall have the right at any time and from time to time, to terminate all of the outstanding Warrant, or portion thereof, in exchange for the payment of an amount in cash equal to $8.60 per right to purchase one share of Common Stock under this Warrant that is cancelled (the “Buyout Fee”).  For the avoidance of doubt, upon the delivery of the payment of the Buyout Fee, the Holder shall not be entitled to exercise its right to purchase the Warrant Shares pursuant to Section 2 for the portion of the Warrant that is cancelled.

12.           Notices.  Any notice, demand or delivery authorized by this Warrant shall be in writing and shall be given to the Holder or the Company, as the case may be, at its address (or facsimile number) set forth below, or such other address (or facsimile number) as shall have been furnished to the party giving or making such notice, demand or delivery:

If to the Company, to it at the following address:

Hoku Corporation
1288 Ala Moana Blvd., Suite 220
Honolulu, Hawaii 96814
Attention: Chief Executive Officer
Facsimile No.: + 1 808-682-7807

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP
One Market, Spear Street Tower
San Francisco, CA 94105-1126
Attention: Scott D. Karchmer
Facsimile No.: + 1 415-442-1001

If to the Holder:

Wealthy Rise International, Ltd.
c/o Solargiga Energy Holdings Limited
Room 1402 Harbour Centre, 25 Harbour Road,
Wanchai, Hong Kong
Attention: Chief Executive Officer
Facsimile No.: +852-3416-2111

with copies (which shall not constitute notice) to:

Dorsey & Whtiney LLP
305 Lytton Avenue
Palo Alto, CA 94301
Attention: Evan Y. Ng
Facsimile No.: + 1 (650) 857-1288

Each such notice, demand or delivery shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day.  Otherwise, any such notice, demand or delivery shall be deemed not to have been received until the next succeeding Business Day.

13.           Payments.  All payments in cash by the Company shall be made by wire transfer of immediately available funds to the bank account of Holder identified on Exhibit B or subsequently identified in writing by Holder, or by delivery of a check to Holder at the address set forth for Holder in Section 12.

14.           Rights of the Holder; Transfer Books.  Prior to any exercise of this Warrant, the Holder shall not, by virtue hereof, be entitled to any rights of a shareholder of the Company, including, without limitation, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of Stockholders or any notice of any proceedings of the Company except as may be specifically provided for herein.  The Company will at no time close its stock transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

15.           GOVERNING LAW.  THIS WARRANT AND ALL RIGHTS ARISING HEREUNDER SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND THE PERFORMANCE THEREOF SHALL BE GOVERNED AND ENFORCED IN ACCORDANCE WITH SUCH LAWS.

16.           Binding Effect.  This Warrant shall be binding upon any successors or assigns of the Company.

17.           Amendments; Waivers.  Any provision of this Warrant may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Holder and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

18.           Entire Agreement.  This Warrant and the forms attached hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangement or undertakings with respect thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has duly caused this Warrant to be signed by its duly authorized officer and to be dated as of June 28, 2011.

HOKU CORPORATION

Date	By:	/s/ Scott Paul
Name: Scott Paul
Title: CEO

Acknowledged and Agreed:

WEALTHY RISE INTERNATIONAL, LTD.

/s/ Hsu You Yuan
Name: Hsu You Yuan
Title: CEO

[Signature page to Warrant]

EXHIBIT A

FORM OF WARRANT EXERCISE NOTICE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To:         Hoku Corporation

The undersigned hereby notifies you of its intention to exercise the Warrant to purchase shares of Common Stock, par value $0.001 per share, of Hoku Corporation.  The undersigned intends to exercise the Warrant for ___________________ shares of Common Stock, which, after giving effect to the computation in Section 2(d) of the Warrant, shall result in the issuance of ________________ shares of Common Stock.

Date:
(Signature)

(Address)

EXHIBIT B

WIRE TRANSFER INSTRUCTIONS